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                                                                       Exhibit H

                          [LETTERHEAD OF ALEX. BROWN]

                                                       May 1, 1996

PERSONAL AND CONFIDENTIAL

AmeriData Technologies, Inc.
700 Canal Street
Stamford, CT 06902

Attn: Gerald A. Poch, Co-Chairman of the Board, President and Chief Executive Officer

Dear Sir:

This letter is to confirm our understanding of the basis upon which Alex.
Brown & Sons Incorporated ("Alex. Brown") is being engaged by AmeriData Technologies, Inc. ("AmeriData" or "the Company") to provide a fairness opinion in connection with a proposed sale of the Company to a subsidiary of General Electric Company (the "Sale").

Services

1. We will, as requested by the Board of Directors, render our opinion as to the fairness, from a financial point of view, of the consideration payable to the Company's stockholders in connection with the Sale. The nature and scope of the investigation which we would conduct in order to be able to render our opinion will be such as we would consider appropriate but as are customary in this setting, and such opinion will be subject to customary assumptions and qualifications. Our opinion will be in written form. Such opinion shall be solely for the use of the Board of Directors in considering the Sale. Subject to the next succeeding sentence the Company may not publish or refer to such opinion (either in its entirety or through excerpts or summaries) or disclose the existence of our engagement hereunder to describe or characterize the advice provided by us to the Company without prior written approval of Alex. Brown, which approval shall not be unreasonably withheld. Alex. Brown consents to AmeriData's reference to and insertion of a copy of our fairness opinion in its filings with the Securities and Exchange Commission and mailing to stockholders to the extent required by law, provided that such disclosure is reviewed and approved in advance by Alex. Brown, which approval shall not be unreasonably withheld or delayed.

                        ALEX. BROWN & SONS INCORPORATED
        ONE THIRTY-FIVE EAST BALTIMORE STREET BALTIMORE, MARYLAND 21202
                     TELEPHONE: 410-727-1700 TELEX: 198186

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Mr. Gerald A. Poch                                                   May 1, 1996
AmeriData Technologies, Inc.                                              Page 2

Fees

2. The Company agrees to compensate Alex. Brown for its services under this letter as follows:

        (i) Upon execution of this letter, a non-contingent retainer fee of $50,000.

       (ii) Upon delivery of the opinion described above, a fee of $600,000. The retainer fee will be credited against this opinion fee. If the Board of Directors requests Alex. Brown to render any additional opinion(s) with respect to amended or revised terms of the Sale or with respect to the Sale at a different point in time, Alex. Brown will be paid an additional fee of $100,000 per opinion. All fees payable with respect to the delivery of any opinion shall be paid at the time of the delivery of such opinion.

      (iii) In addition to any fees that may be payable to Alex. Brown hereunder and regardless of whether the Sale is consummated, the Company shall reimburse Alex. Brown (a) for all reasonable travel, legal and other out-of-pocket expenses incurred in performing the services hereunder, and (b) for all reasonable travel, legal and other out-of-pocket expenses incurred by Alex. Brown in assisting the Company to prepare for, or defend against, any action, suit, proceeding or claim brought or threatened to be brought arising out of or based upon our services hereunder and in providing evidence, producing documents or otherwise participating in any such action, suit, proceeding or claim. To the extent officers of Alex. Brown assist in, or provide testimony (whether in trial or in deposition) for any action, suit or proceeding related to, or arising from, Alex. Brown's engagement hereunder, the Company will pay Alex. Brown its customary per diem charges for the services of such officers as described in Addendum B hereto.

Other

3. In consideration of our services hereunder, the Company agrees to indemnify and hold harmless Alex. Brown and each of its directors, officers, agents, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) to the extent and as provided in Addendum A attached hereto and incorporated herein by reference. In addition, neither Alex. Brown nor any indemnified person shall have any liability to the Company related to or arising from the engagement described in this letter, except for liability for losses, claims, damages or expenses incurred by the Company which are finally judicially determined to have arisen primarily from Alex. Brown's gross negligence or willful misconduct. The provisions of this Section 3 and Addendum A incorporated herein by reference shall survive the termination of our engagement under this letter and shall be binding upon any successors or assigns of the Company.

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Mr. Gerald A. Poch                                                   May 1, 1996
AmeriData Technologies, Inc.                                              Page 3


4. This engagement will extend for three (3) months from the date hereof and shall renew automatically thereafter on a month-to-month basis unless either party has given written notice to the other that it desires to terminate this engagement, provided, however, that in any such event the Company shall be responsible for the payment of fees owed and reimbursement of expenses incurred as referred to in Section 2 through the date of termination.

5. The terms and provisions of this letter are solely for the benefit of the parties hereto and the other indemnified persons and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right by virtue of this letter. In this connection it is understood that Alex. Brown is being engaged solely to provide the services described herein to the Company and that Alex. Brown is not acting as an agent or fiduciary of, and shall have no duties or liability to, the equity holders of the Company or any third party in connection with the engagement hereunder.

6. If any provision of this letter is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this letter, which will remain in full force and effect. This letter shall be governed by, and construed in accordance with, the laws of the state of Maryland without regard to the principle of conflicts of law and may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

       If the foregoing letter is in accordance with your understanding of the terms of our agreement, please sign and return to us the enclosed copy of this letter.

                                               Very truly yours,

                                               Alex. Brown & Sons Incorporated

                                               By: /s/ Alfred R. Berkeley III
                                                   -----------------------------
                                                   Alfred R. Berkeley III
                                                   Managing Director

Accepted and Agreed:

AmeriData Technologies, Inc.


By: /s/ Gerald A. Poch
    ----------------------------------------
    Gerald A. Poch
    Co-Chairman of the Board, President and Chief Executive Officer

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Mr. Gerald A. Poch                                                 May 1, 1996
AmeriData Technologies, Inc.                                            Page 4

                                  ADDENDUM A

     In connection with the engagement of Alex. Brown & Sons Incorporated ("Alex. Brown") as a financial advisor, pursuant to a separate engagement letter (the "Letter") between Alex. Brown and the Company (as defined in the Letter), the Company agrees to indemnify and hold harmless Alex. Brown and each of its directors, officers, agents, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) related to or arising out of Alex. Brown's engagement and will reimburse Alex. Brown and each other person indemnified hereunder for all legal and other expenses as such expenses are incurred in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding whether or not in connection with pending or threatened litigation in which Alex. Brown or any other indemnified person is a party; provided, however, that the Company will not be liable in any such case for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have found in a final judgment to have arisen primarily from the gross negligence or willful misconduct of the person seeking indemnification.

     In case any proceeding shall be instituted involving any person in respect of whom indemnity may be sought, such person (the "indemnified party") shall promptly notify the Company, but failure to so notify the Company will not relieve it from any liability which it may have hereunder or otherwise, except to the extent such failure materially prejudices the Company's rights. The Company, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the Company may designate in such proceeding and shall pay as incurred the fees and expenses of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense, except that the Company shall pay as they are incurred the fees and expenses of counsel retained by the indemnified party in the event that (i) the Company and the indemnified party shall have mutually agreed to the retention of such counsel or, (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the indemnified party and representation of both parties by the same counsel would be inappropriate, in the reasonable opinion of the indemnified party, due to actual or potential differing interests between them.

     The Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the Company agrees to indemnify the indemnified party to the extent set forth herein. In addition the Company will not, without the prior written consent of Alex. Brown, settle or compromise or consent to the entry or any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not Alex. Brown or any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Alex. Brown and each other indemnified party hereunder from all liability arising out of such claim, action, suit or proceeding.





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Mr. Gerald A. Poch                                                 May 1, 1996
AmeriData Technologies, Inc.                                            Page 5


     In the event a claim for indemnification hereunder is determined to be unenforceable by a final judgment of a court of competent jurisdiction, then the Company shall contribute to the aggregate losses, claims, damages or liabilities to which Alex. Brown or its officers, directors, agents, employees or controlling persons may be subject in such amount as is appropriate to reflect the relative benefits received by each of the Company and the party seeking contribution on the one hand and the relative faults of the Company and the party seeking contribution on the other, as well as any other relevant equitable considerations.

     This indemnification shall apply to the engagement as set forth in the Letter and any modification of the engagement and the indemnification provided herein shall survive termination of Alex. Brown's engagement and shall be binding upon any successors or assigns of the Company.


Acknowledged and Agreed:

AmeriData Technologies, Inc.

By: __________________________

    __________________________

Date: ________________________

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Mr. Gerald A. Poch                                                 May 1, 1996
AmeriData Technologies, Inc.                                            Page 6

                                  ADDENDUM B

                         SCHEDULE OF PER DIEM CHARGES

                    Managing Directors            $4,500

                    Principals                     3,500

                    Vice Presidents                2,500